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                                                                     Exhibit 1.1

KONGZHONG CORPORATION ANNOUNCES RESOLUTIONS ADOPTED AT THE 2006 ANNUAL GENERAL MEETING

Beijing, China, October 13, 2006 -- KongZhong Corporation (NASDAQ:KONG), a leading provider of wireless value-added services (WVAS) and an operator of one of the leading wireless internet portals in China, announces that at its annual general meeting held in Beijing on October 12, 2006, its shareholders have adopted several resolutions.

Shareholders voted to re-elect Hanhui Sun as an independent director of a three-year term. Mr. Sun has been an independent director of KongZhong since July 2005. He is the only board member whose term expired this year. Shareholders also voted to adopt the 2006 KongZhong Equity Incentive Plan and reappoint Deloitte Touche Tohmatsu as the Company's independent auditor for the fiscal year 2006.

For more detailed information regarding these resolutions, please review the 2006 Annual General Meeting Notice posted at ir.kongzhong.com.


About KongZhong:

KongZhong Corporation is a leading provider of wireless value added services
(WVAS) in China and also operates one of China's leading wireless internet portals, Kong.net. The Company delivers wireless value added services to consumers in China through multiple technology platforms including wireless application protocol (WAP), multimedia messaging service (MMS), JAVA, short messaging service (SMS), interactive voice response (IVR), and color ring back tone (CRBT). The Company also operates a wireless internet portal, Kong.net, which enables users to access media and entertainment content directly from their mobile phones.


Investor Contact:
Jillian Wong
Senior Vice President, Corporate Development
Tel:            +86 10 8857 6000
Email:          ir@kongzhong.com

Media Contact:
Mike Fang
Vice President, Marketing
Tel:            +86 10 8857 6000
Email:          mikefang@kongzhong.com

Xiaohu Wang
Manager
Tel:            +86 10 8857 6000
Email:          xiaohu@kongzhong.com

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